SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2008

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954) 917-6655
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 4, 2008, we announced that we had received a letter from NASDAQ indicating that we had 180 calendar days, or until July 2, 2008, to regain compliance with Marketplace Rule 4310(c)(4) (the “Rule”), which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The NASDAQ letter indicated that our non-compliance with the Rule was as a result of the bid price of our common stock closing below $1.00 per share for the preceding thirty consecutive business days. The letter indicated further that we might be considered compliant with the Rule, subject to the NASDAQ staff’s discretion, if our common stock closed at $1.00 per share or more for a minimum of ten consecutive business days before the July 2, 2008 deadline.

On July 3, 2008, we received a letter from NASDAQ stating that we were not considered compliant with the Rule as of that date, but because we met all other initial listing criteria for the NASDAQ Capital Market, we were granted an additional 180 calendar days, or until December 30, 2008, to regain compliance with the Rule, which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The letter indicated further that we might be considered compliant with the Rule, subject to the NASDAQ staff’s discretion, if our common stock closed at $1.00 per share or more for a minimum of ten consecutive business days before the December 30, 2008 deadline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By:	/s/ Robert E. Tomlinson
July 3, 2008	Robert E. Tomlinson, CFO